PRICING SUPPLEMENT NO. 001 DATED MAY 09, 2002         Filed Pursuant to
TO PROSPECTUS DATED MAY 01, 2002                      Rule 424(b)(5)
                                                      File No. 333-74958


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series G
                   Due 9 Months to 25 Years from date of issue


     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated May 01, 2002.

Aggregate Principal Amount:            $ 4,088,000.00
Original Issue Date (Settlement Date): May 14, 2002
Stated Maturity Date:                  May 15, 2009
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.000% Per Annum
Interest Payment Dates:                June 15 and Monthly Thereafter
                                       Commencing June 15, 2002

Survivor's Option:                     [ X ] Yes              [  ] No
Optional Redemption:                   [ X ] Yes              [  ] No

Initial Redemption Date:               May 15, 2004
Redemption Price:                      Initially 101% of Principal Amount and
                                       100% after the first anniversary of the
                                       Initial Redemption Date.

                                                     Principal Amount of Notes
        Agent                                        Solicited by Each Agent



J.W. Korth & Company                   $ 4,088,000.00



                                       Per Note Sold by
                                       Agents To Public             Total

Issue Price:                           $    1,000.00          $    4,088,000.00
Agent's Discount or Commission:        $        4.00          $       16,352.00
Maximum Dealer's Discount
  Selling Concession:                  $       21.50          $       87,892.00
Proceeds to the Company:               $      974.50          $    3,983,756.00

CUSIP Number:  12589SFJ6